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EXHIBIT 10.44

September 27, 2002

Mr. James W. Dennis
48 Bantala Place
Castle Rock, Colorado 80104

Re: Consulting Services

Dear Jim:

        On behalf of myself and the rest of my management team here at HealtheTech, we are thrilled at the opportunity to have you work with us on a regular basis. This letter sets forth our understanding with respect to your services to HealtheTech, including:

  1.
  Identifying and introducing business prospects for the Company, in particular in cardiology-related areas.

  2.
  Conducting overall identification, assessment, and prioritization of current business issues.

  3.
  Consulting with HealtheTech CEO on strategic, operational, and general management matters.

  4.
  Assisting in the identification and qualification of potential acquisition, alliance and joint venture candidates.

        In exchange for these services, HealtheTech is granting to you a warrant in the form attached for the purchase of 40,000 shares at an exercise price of $7.50 per share and 36,000 shares at an exercise price of $10.00 per share. If you are in agreement with the foregoing, please so indicate by counter signing this letter where indicated below.

Sincerely,

/s/ JAMES R. MAULT

James R. Mault, M.D.
Chairman and CEO

ACKNOWLEDGED AND AGREED:
/s/ JAMES W. DENNIS James W. Dennis

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  EXHIBIT 10.44